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                                                                     EXHIBIT 2.2


                                 FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

      THIS FIRST AMENDMENT (this "First Amendment") to the Agreement and Plan of Merger dated as of October 8, 1999 (the "Agreement"), among Vista Energy Resources, Inc., ("Parent"), PEC Acquisition Corp. ("Merger Sub") and Prize Energy Corp.("Prize") is entered into as of January 5, 2000, by and among Parent, Merger Sub and Prize.


                                    RECITALS:

      WHEREAS, the parties to the Agreement desire to amend the Agreement as provided herein pursuant to Section 8.2 of the Agreement;

      WHEREAS, any capitalized term used herein, and not otherwise defined herein, shall have the meaning set forth in the Agreement.

                                   AGREEMENT:

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Agreement and in this First Amendment, the parties hereto, intending to be legally bound hereby, hereby agree that Section 7.1 of the Agreement shall be changed in its entirety to read as follows:

      "7.1 TERMINATION RIGHTS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Prize Proposal by the stockholders of Prize and/or Parent, respectively:

                           (a) By mutual written consent of Parent and Prize;

                           (b) By either Prize or Parent if (i) the Merger has
                  not been consummated by February 29, 2000 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such


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                  Party has used all reasonable efforts to remove such
                  injunction, order or decree); (iii) the Prize Proposal shall not have been approved by the required vote of the Prize stockholders at the Prize Meeting; or (iv) the Prize Proposal shall not have been approved by the required vote of the Parent stockholders at the Parent Meeting;

                           (c) By Parent if (i) there has been a breach in any
                  material respect of the representations and warranties made by Prize in Article 3 (provided, however, that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby, and provided, further, that Parent shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Parent has given Prize notice of such breach and Prize has failed to cure such breach within 10 days following such notice, but in any event not later than February 29, 2000), and the condition described in Section 6.2(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Prize, would not be satisfied if the Closing were to occur on the day on which Parent gives Prize notice of such termination; or (ii) Prize has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within 10 days after notice and demand for cure thereof, but in any event not later than February 29, 2000;

                           (d) By Prize if (i) there has been a breach in any
                  material respect of the representations and warranties made by Parent and Merger Sub in Article 4 (provided, however, that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby, and provided, further, that Prize shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Prize has given Parent notice of such breach and Parent has failed to cure such breach within 10 days following such notice, but in any event not later than February 29, 2000), and the condition described in Section 6.3(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Parent, would not be satisfied if the Closing were to occur on the day on which Prize gives Parent notice of such termination; or (ii) Parent or Merger Sub has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and, in either such case, such failure has not been, or cannot be, cured within 10 days after notice and demand for cure thereof, but in any event not later than February 29, 2000;

                           (e) By Parent if Parent is prepared to enter into a
                  binding definitive agreement to effect a Superior Proposal; or

                           (f) By Prize if the board of directors of Parent
                  shall have failed to recommend adoption of the Prize Proposal at the time the Proxy Statement/Prospectus is first mailed to stockholders of Parent or shall have amended


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                  or withdrawn any such recommendation and such recommendation is not reinstated in its prior form within five business days after such amendment or withdrawal."

         This First Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Except as herein specifically amended or supplemented, the Agreement shall continue in full force and effect in accordance with its terms.

         This First Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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         IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized representatives, on the date first written above.


                                     "Prize"

                                     PRIZE ENERGY CORP.



                                     By: /s/ PHILIP B. SMITH
                                        ---------------------------------------
                                          Philip B. Smith
                                          Chairman and Chief Executive Officer


                                     "Parent"

                                     VISTA ENERGY RESOURCES, INC.



                                     By: /s/ C. RANDALL HILL
                                        ---------------------------------------
                                          C. Randall Hill
                                          Chairman and Chief Executive Officer


                                     "Merger Sub"

                                     PEC ACQUISITION CORP.




                                     By: /s/ C. RANDALL HILL
                                        ---------------------------------------
                                          C. Randall Hill
                                          President